Exhibit 99.1

American Eagle Outfitters Reports Third Quarter Sales Increase of 11%

Comparable Store Sales Increase 5%

EPS Expected to be $0.26 to $0.27

Pittsburgh - November 2, 2011 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that total sales for the third quarter ended October 29, 2011 increased 11% to $832 million, compared to $752 million for the quarter ended October 30, 2010. Comparable store sales increased 5% for the quarter, compared to a 1% increase for the same period last year. Including AEO direct, comparable store sales increased 7% for the quarter.

Third quarter sales results reflected strength across brands, with AE posting a 5% comp increase and aerie comps rising 8%. AEO direct posted a 21% sales increase in the third quarter.

Jim O’Donnell, chief executive officer commented, “Our third quarter results reflect stronger merchandise assortments and targeted promotions supported by strategic inventory investments. We delivered double-digit sales growth and improved comp performance, despite a continuing difficult economic environment. Perhaps equally gratifying, sales momentum continued beyond fall, and we have seen a positive customer response to the initial holiday assortment.”

Total sales for the year-to-date period ended October 29, 2011 increased 3% to $2.12 billion, compared to $2.05 billion for the period ended October 30, 2010. Comparable store sales decreased 1% for the year-to-date period, compared to a 1% increase for the same period last year. Including AEO direct, comparable store sales increased 1% for the period.

Based on strong sales, the company now expects third quarter EPS of $0.26 to $0.27 per diluted share, compared to the company’s previous EPS guidance of $0.22 to $0.27 per diluted share.

The company also announced today that it will release third quarter and nine month financial results prior to the market’s open on November 30, 2011 and will host a conference call to review the financial results at 9:00 a.m. Eastern Time on that date. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 five to seven minutes prior to the scheduled start time. The conference call will also be simultaneously broadcast over the Internet at www.ae.com. Anyone unable to listen to the call can access a replay beginning November 30, 2011 at 12:00 p.m. Eastern Time through December 21, 2011. To listen to the replay, dial 1-877-870-5176, or internationally dial 1-858-384-5517, and reference confirmation code 372061. An audio replay of the conference call will also be available at www.ae.com.

American Eagle Outfitters, Inc., through its subsidiaries, (“AEO, Inc.”) offers high-quality, on-trend clothing, accessories and personal care products at affordable prices. The American Eagle Outfitters brand targets 15 to 25 year old girls and guys, with 937 stores in the U.S. and Canada and online at www.ae.com. aerie by american eagle offers Dormwear and intimates collections for the AE girl, with 158 standalone stores in the U.S. and Canada and online at www.aerie.com. The latest brand, 77kids by american eagle, is available online at www.77kids.com, as well as at 21 stores across the nation. The 77kids brand offers “kid cool,” durable clothing and accessories for kids ages zero to 14. AE.COM, the online home of the brands of AEO, Inc. ships to 77 countries worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding third quarter results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:    American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300